EXHIBIT 99

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
Foot Locker, Inc.:

We have reviewed the accompanying condensed consolidated balance sheets of Foot Locker, Inc. and subsidiaries as of November 3, 2007 and October 28, 2006, the related condensed consolidated statements of operations and the condensed consolidated statements of comprehensive (loss) income for the thirteen weeks and thirty-nine weeks ended November 3, 2007 and October 28, 2006, and the condensed consolidated statements of cash flows for the thirty-nine weeks ended November 3, 2007 and October 28, 2006. These condensed consolidated financial statements are the responsibility of Foot Locker, Inc.’s management.

We conducted our reviews in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States), the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the condensed consolidated financial statements referred to above for them to be in conformity U.S. generally accepted accounting principles.

We have previously audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheet of Foot Locker, Inc. and subsidiaries as of February 3, 2007, and the related consolidated statements of operations, comprehensive income, shareholders’ equity, and cash flows for the year then ended (not presented herein); and in our report dated April 2, 2007, we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the information set forth in the accompanying condensed consolidated balance sheet as of February 3, 2007, is fairly stated, in all material respects, in relation to the consolidated balance sheet from which it has been derived.

As discussed in the Notes to Condensed Consolidated Financial Statements, effective February 4, 2007, the Company adopted FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes.” Also as discussed in the Notes to Condensed Consolidated Financial Statements, effective February 3, 2007, the Company adopted SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Post Retirement Plans – An Amendment of FASB Statements No. 87, 88, 106, and 132(R).”

/s/ KPMG LLP
New York, New York
December 7, 2007